Exhibit 4.1

SUPPLEMENTAL INDENTURE
between
PROSPECT CAPITAL CORPORATION
and
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
as Trustee
Dated as of November 5, 2026

SUPPLEMENTAL INDENTURE
THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 5, 2026, is between Prospect Capital Corporation, a Maryland corporation (the “Company”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). All capitalized terms used herein shall have the meaning set forth in the Base Indenture (as defined below).
RECITALS OF THE COMPANY

The Company and the Trustee executed and delivered an Indenture, dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance, dated March 12, 2012, by and among the Company, the Trustee, and American Stock Transfer & Trust Company, LLC (the “Base Indenture” and, as supplemented by one or more supplemental indentures, including this Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series as provided in the Indenture.
The Company desires to issue and sell $300,000,000 aggregate principal amount of the Company’s 8.95% Notes due 2031 (the “Notes”).
Sections 9.01(5) and 9.01(7) of the Base Indenture provide that without the consent of Holders of the Securities of any series issued under the Indenture, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture to (i) change or eliminate any of the provisions of the Indenture when there is no Security Outstanding of any series created prior to the execution of a supplemental indenture that is entitled to the benefit of such provision and (ii) establish the form or terms of Securities of any series as permitted by Sections 2.01 and 3.01 of the Base Indenture.
The Company desires to establish the form and terms of the Notes and to modify, alter, supplement and change certain provisions of the Base Indenture for the benefit of the Holders of the Notes (except as may be provided in a future supplemental indenture to the Indenture (a “Future Supplemental Indenture”)).
The Company has duly authorized the execution and delivery of this Supplemental Indenture to provide for the issuance of the Notes and all acts and things necessary to make this Supplemental Indenture a valid, binding, and legal obligation of the Company and to constitute a valid agreement of the Company, in accordance with its terms, have been done and performed.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:
For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:
ARTICLE I

TERMS OF THE NOTES

Section 1.01    Establishment of the Notes.
(a)The Notes shall constitute a series of Securities having the title “8.95% Notes due 2031” and shall be designated as Senior Securities under the Indenture. The Notes shall bear a CUSIP number of 74350RAA9 and an ISIN number of US74350RAA95.
(b)The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.04, 3.05, 3.06, 9.06 or 11.07 of the Base Indenture) shall be $300,000,000. Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or an indenture supplement, the Company may from time to time, without the consent of the Holders of Notes, issue additional Notes (in any such case “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms as the Notes. Any Additional Notes and the existing Notes will constitute a single series under the Indenture and all references to the relevant Notes herein shall include the Additional Notes unless the context otherwise requires. No Additional Notes may be issued hereunder if an Event of Default with respect to the Note occurs and is continuing.
Section 1.02    Principal and Interest Payments. The entire outstanding principal of the Notes shall be payable on October 31, 2031 (the “Maturity Date”), unless earlier redeemed or repurchased in accordance with the provisions of this Supplemental Indenture. The rate at which the Notes shall bear interest shall be 8.95% per annum (the “Applicable Interest Rate”). The date from which interest shall accrue on the Notes shall be November 5, 2026, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the Notes shall be April 30 and October 31 of each year, commencing April 30, 2027 (if an Interest Payment Date falls on a day that is not a Business Day, then the applicable interest payment will be made on the next succeeding Business Day and no additional interest will accrue as a result of such delayed payment); the initial interest period will be the period from and including November 5, 2026 (or the most recent Interest Payment Date to which interest has been paid or provided for), to, but excluding, the initial Interest Payment Date, and the subsequent interest periods will be the periods from and including an Interest Payment Date to, but excluding, the next Interest Payment Date or the Stated Maturity, as the case may be; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid to the Person in whose name the Note (or one or more predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be April 15 or October 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. The initial interest payment on the Notes on the April 30, 2027 Interest Payment Date shall be equal to $43.51 per $1,000 principal amount of the Notes. Payment of principal of (and premium, if any) and any such interest on the Notes will be made at the Corporate Trust Office of the Trustee in New York, New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.
Section 1.03    Global Security. The Notes shall be initially issuable in global form (each such Note, a “Global Note”). The Global Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A to this Supplemental Indenture. Each Global Note shall represent the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Security Registrar, in accordance with Sections 2.03 and 3.05 of the Base Indenture.
Section 1.04    Depositary. The depositary for such Global Notes (the “Depositary”) shall be The Depository Trust Company, New York, New York. The Security Registrar with respect to the Global Notes shall be the Trustee.
Section 1.05    Defeasance. The Notes shall be defeasible pursuant to Section 14.02 or Section 14.03 of the Base Indenture. Covenant defeasance contained in Section 14.03 of the Base Indenture shall apply to the covenants contained in Section 10.06 of the Base Indenture and, if specified pursuant to Section 3.01 of the Base Indenture, the obligations under any other covenant.
Section 1.06    Optional Redemption. The Notes shall be redeemable pursuant to Section 11.01 of the Base Indenture and as follows:

(a)At any time and from time to time prior to April 30, 2029, the Company may redeem the Notes, in whole or in part, at its option, at a Redemption Price equal to 100% of the principal amount of such Notes plus the relevant Applicable Premium as of, and accrued and unpaid interest on the Notes redeemed, if any, to but not including, the applicable Redemption Date (subject to the right of holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to the Redemption Date).
At any time and from time to time on or after April 30, 2029, the Company may redeem the Notes, in whole or in part, at its option, at a Redemption Price equal to the percentage of the principal amount set forth below plus accrued and unpaid interest on the Notes redeemed, if any, to but not including the applicable Redemption Date (subject to the right of holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to the Redemption Date), if redeemed during the twelve-month period beginning on April 30 of the year indicated below:

Year	Percentage
2029..............................................................................	104.4750%
2030..............................................................................	102.2375%
2031 and thereafter.......................................................	100.0000%

Notwithstanding the foregoing, in connection with any tender offer or Change of Control Repurchase Event Offer for the Notes, if holders of not less than 90% in aggregate principal amount of the then outstanding Notes validly tender and do not validly withdraw such Notes in such offer and the Company, or any third party making an offer in lieu of the Company, purchases all of the Notes validly tendered and not validly withdrawn by such holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 60 days following such purchase, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to the price offered to each other holder of the Notes in such offer (which may be less than par) plus, to the extent not included in the offer payment, accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the right of holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to the Redemption Date).
For purposes of calculating the Redemption Price in connection with the redemption of the Notes, on any Redemption Date, the following terms have the meanings set forth below:

“Applicable Premium” means, with respect to a Note on any Redemption Date, the greater of (A) 1.00% of the principal amount of such Note and (B) the excess, if any, of: (a) the present value as of such Redemption Date of (i) the Redemption Price of such Note on April 30, 2029 (such Redemption Price (expressed in percentage of principal amount) being set forth in the second paragraph of Section 1.06(a) (excluding accrued and unpaid interest)), plus (ii) all required interest payments due on such Note through April 30, 2029 (excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the then outstanding principal amount of such Note; in each case, as calculated by the Company. The Trustee shall have no duty to calculate or verify the Company’s calculation of the Applicable Premium.
“Treasury Rate” means, as of any Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to April 30, 2029; provided, however, that if the period from the Redemption Date to April 30, 2029 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to April 30, 2029 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used, in each case, as determined by the Company in good faith (which determination shall be conclusive).
(b)Notice of redemption shall be given in writing and mailed, first-class postage prepaid or by overnight courier guaranteeing next-day delivery, or sent electronically in accordance with applicable procedures of the Trustee and, so long as the Notes are registered to the Depositary or its nominee, the Depositary, to each Holder of the Notes to be redeemed, not less than 10 nor more than 60 days prior to the Redemption Date, at the Holder’s address appearing in the Security Register. All notices of redemption shall contain the information set forth in Section 11.04 of the Base Indenture.
(c)Any exercise of the Company’s option to redeem the Notes will be done in compliance with the Investment Company Act, to the extent applicable.
(d)If the Company elects to redeem only a portion of the Notes, the particular Notes to be redeemed will be selected in accordance with the applicable procedures of the Trustee and, so long as the Notes are registered to the Depositary or its nominee, the Depositary;

provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $1,000.
(e)Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions of the Notes called for redemption hereunder.
(f)Any redemption notice may, at the Company’s discretion, be subject to the satisfaction or waiver of one or more conditions precedent, including completion of a debt offering, an equity offering, a Change of Control or other corporate transaction. In addition, if such redemption is subject to satisfaction or waiver of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Redemption Date, or by the Redemption Date so delayed.
Section 1.07    Change of Control.
(a)If a Change of Control Repurchase Event occurs, unless the Company shall have exercised its right to redeem the Notes in full, the Company shall make an offer to each Holder of the Notes to repurchase all or any part (in minimum denominations of $1,000 in principal amount and integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 100% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest (including additional interest, if any) on the Notes repurchased to the date of purchase (a “Change of Control Repurchase Event Offer”). Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event.
(b)To the extent that the provisions of any securities laws or regulations conflict with this Section 13.01, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 13.01 by virtue of such conflict.
(c)On the Change of Control Repurchase Event payment date, subject to extension if necessary to comply with the provisions of the Investment Company Act, the Company shall, to the extent lawful:
(i)accept for payment all Notes or portions of Notes properly tendered pursuant to its offer;
(ii)deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and
(iii)deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased by the Company.
(d)The Paying Agent will promptly remit to each Holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a minimum principal amount of $1,000 or an integral multiple of $1,000 in excess thereof.
(e)If any Repayment Date upon a Change of Control Repurchase Event falls on a day that is not a Business Day, then the required payment will be made on the next succeeding Business Day and no additional interest will accrue as a result of such delayed payment.
(f)The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in respect of the Notes in the manner, at the time and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.
For purposes of the Notes:
“Below Investment Grade Rating Event” means the Notes are downgraded below the lower of (i) the rating of the Notes in effect on the issue date of the initial Notes (which may be lower than Investment Grade) and (ii) Investment Grade by all the Rating Agencies then rating the Notes at the request of the Company, on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of such Rating Agencies); provided, however, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).
“Change of Control” means the occurrence of any of the following:
(i)the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Company and its Controlled Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than to any Permitted Holders; provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of the Company or its Controlled Subsidiaries shall not be deemed to be any such sale, lease, transfer, conveyance or disposition;
(ii)the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than any Permitted Holders) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares; or
(iii)the approval by the Company’s stockholders of any plan or proposal relating to the liquidation or dissolution of the Company.
“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.
“Controlled Subsidiary” means any subsidiary of the Company, 50% or more of the outstanding equity interests of which are owned by the Company and its direct or indirect subsidiaries and of which the Company possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting equity interests, by agreement or otherwise.
“DBRS Morningstar” means DBRS, Inc., or any successor thereto.
“Egan-Jones” means Egan-Jones Ratings Company, or any successor thereto.
“Investment Grade” means a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), BBB (low) or better by DBRS Morningstar (or its equivalent under any successor rating categories of DBRS Morningstar) and BBB- or better by Egan-Jones (or its equivalent under any successor rating categories of Egan-Jones) (or, in each case, if such Rating Agency ceases to rate the Notes at the request of the Company or for any other reason, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency, if any).
“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.
“Permitted Holders” means (i) the Company, (ii) one or more of the Company’s Controlled Subsidiaries and (iii) Prospect Capital Management or any affiliate of Prospect Capital Management that is organized under the laws of a jurisdiction located in the United States of America and in the business of managing or advising clients.
“Rating Agency” means:
(i) each of S&P, Moody’s, DBRS Morningstar or Egan-Jones, if such Rating Agency is then rating the Notes at the request of the Company; and
(ii) if any of S&P, Moody’s, DBRS Morningstar or Egan-Jones ceases to rate the Notes at the request of the Company or for any other reason, or, if then rating the Notes at the request of the Company, fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as defined in Section (3)(a)(62) of the Exchange Act selected by the Company as a replacement agency, if any, for S&P, Moody’s, DBRS Morningstar or Egan-Jones, or all of them, as the case may be; provided, however, that for the avoidance of doubt the Company shall have no obligation to (a) have more than one Rating Agency rate the Notes at any time or (b) replace a Rating Agency if such Rating Agency ceases to rate the Notes at the request of the Company or for any other reason, or, if then rating the Notes at the request of the Company, fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, in each case subject to the Company’s obligation to have at least one Rating Agency rate the Notes.
“S&P” means S&P Global Ratings, or any successor thereto.
“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.”
Section 1.08    No Sinking Fund. The Notes shall not be subject to any sinking fund pursuant to Section 12.01 of the Base Indenture.
Section 1.09    Denominations. The Notes shall be issuable in denominations of $1,000 and integral multiples of $1,000 in excess thereof.
Section 1.10    Consolidation, Merger, Sale, Lease or Conveyance.
(a)The Company will not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other Person, or sell, convey, transfer or lease its property and assets substantially as an entirety to another Person, unless:
(i)either (a) the Company shall be the continuing corporation or (b) the resulting, surviving or transferee Person (if other than the Company) shall be a corporation or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia (the “Successor Company”), and such Successor Company shall expressly assume, by an indenture supplemental to this Indenture in a form reasonably satisfactory to the Trustee, executed and delivered to the Trustee, all the obligations of the Company under the Notes and this Indenture;
(ii)immediately after giving effect to such transaction, no Event of Default has occurred and is continuing; and
(iii)if so requested by the Trustee, the Company shall have delivered to the Trustee any Officers’ Certificate and Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this Section 1.10 and that all conditions precedent herein provided for relating to such transaction have been satisfied.

(b)In the event of any transaction described in and complying with the conditions listed in Section 1.10(a) in which the Company is not the continuing corporation, the Successor Company formed or remaining shall succeed, and be substituted for, and may exercise every right and power of, the Company, and the Company shall be discharged from its obligations, under the Notes and this Indenture.
Section 1.11    Additional Events of Default; Additional Interest; Waiver of Defaults.
(a)In addition to those matters set forth in Section 5.01 of the Base Indenture, an “Event of Default” with respect to the Notes shall also mean any of the following events:
(i)default in the payment of any Additional Interest (as defined below) in respect of any Notes when such interest becomes due and payable, and such default continues for 30 days;
(ii)failure by the Company to pay the repurchase price upon a Change of Control Repurchase Event and such failure continues for a period of five days;
(iii)a failure to pay principal when due (whether at stated maturity or otherwise) or an uncured event of default that results in the acceleration of maturity of any indebtedness for borrowed money of the Company or any of its Significant Subsidiaries in an aggregate amount in excess of $100,000,000 (or its foreign currency equivalent), unless such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure or uncured event of default is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding. For purposes of this Supplemental Indenture, (1) “Significant Subsidiary” means any Subsidiary which is a “significant subsidiary” (within the meaning specified in Rule 1-02(w) of Regulation S-X, promulgated under the Securities Act of 1933, as amended) of the Company, excluding any Subsidiary of the Company which is (a) a non-recourse or limited recourse subsidiary, (b) a bankruptcy remote special purpose vehicle, or (c) that is not consolidated with the Company for purposes of GAAP and (2) “Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities (which means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency) or (ii) the outstanding equity interests of which are owned, directly or indirectly, by such Person;
(iv)Default in the performance, or breach, of any covenant or warranty of the Company in this Indenture with respect to any Note (other than a covenant or warranty an Event of Default in whose performance or whose breach is elsewhere in the Base Indenture or this Section 1.11), and continuance of such Event of Default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Notes a written notice specifying such Event of Default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or
(v)the Company pursuant to or within the meaning of any Bankruptcy Law:
(1)commences a voluntary case,
(2)consents to the entry of an order for relief against it in an involuntary case,
(3)consents to the appointment of a Custodian of it or for all or substantially all of its property, or
(4)makes a general assignment for the benefit of its creditors;
(vi)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(1)is for relief against the Company in an involuntary case,
(2)appoints a Custodian of the Company, or for all or substantially all of either of its property, or
(3)orders the liquidation of the Company,
and the continuance of any such order or decree remains unstayed and in effect for a period of 90 days.
(b)The Company shall be required to notify the Trustee promptly upon becoming aware of the occurrence of any Event of Default under this Indenture with respect to the Notes. Notwithstanding anything to the contrary in this Indenture, the sole remedy for the failure by the Company to comply with Section 7.04 of the Base Indenture, and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, if applicable (each, a “Filing Failure”), will, at the Company’s option, for the 365 days after the occurrence an Event of Default relating to such Filing Failure consist of the right to receive additional interest on the Notes (“Additional Interest”) at an annual rate equal to 0.50% of the principal amount of the Notes. In the event the Company does not elect to pay the Additional Interest upon the occurrence of an Event of Default relating to a Filing Failure or such Filing Failure continues for more than 365 days after the occurrence of the Event of Default related thereto, the Notes will be subject to acceleration in accordance with Section 5.02 of the Base Indenture. The Additional Interest will accrue on all Outstanding Notes from and including the date on which the Event of Default relating to Filing Failure first occurs to but not including the 365th day thereafter (or such earlier date on which the Filing Failure shall have been cured or waived). On such 365th day (or such earlier date on which the Filing Failure shall have been cured or waived), the Additional Interest shall cease to accrue. For purposes of the Indenture, the term “Interest” with respect to the Notes shall include Additional Interest, to the extent applicable. In the event that the Company is required to pay Additional Interest to Holders of Notes, to the extent practicable, the Company will provide written notice (“Additional Interest Notice”) to the Trustee of its obligation to pay Additional Interest no later than five days prior to the proposed payment date for the Additional Interest, and the Additional Interest Notice shall set forth the amount of Additional Interest to be paid by the Company on such payment date. The Trustee shall not at any time be under any duty or responsibility to any Holder of Notes to determine the Additional Interest, or with respect to the nature, extent, or calculation of the amount of Additional Interest owed, or with respect to the method employed in such calculation of the Additional Interest.
(c)In the case of an Event of Default specified in clause (v) or (vi) of Section 1.11(a), all Outstanding Notes will become due and payable immediately without further action or notice by the Trustee or any Holder.
(d)Notwithstanding the foregoing, if an Event of Default specified in clause (i) of Section 1.11(a) occurs resulting in a declaration of acceleration of the Notes, such declaration of acceleration shall be automatically annulled if such Event of Default triggering such declaration of acceleration pursuant to clause (iv) of Section 1.11(a) shall have been remedied or cured by the Company or any of its Subsidiaries or waived by the holders of the relevant indebtedness within 90 days of the declaration of acceleration with respect thereto and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except nonpayment of principal or interest on the Notes that became due and payable solely because of the acceleration of the Notes, have been cured or waived.
(e)In addition to the Events of Default set forth as clauses (1) and (2) in Section 5.13 of the Base Indenture, with respect to the Notes, the following default shall be added as a non-waivable default in accordance with the terms of Section 5.13 of the Base Indenture:
(i)failure by the Company to pay the repurchase price on a Repayment Date for a Change of Control Repurchase Event.

Section 1.12    Supplemental Indentures and Amendments.
(a)In addition to those matters set forth in Section 9.01 of the Base Indenture, with respect to the Notes, without the consent of any Holder, the Company may enter into one or more supplemental indentures for the following purpose:
(i)to comply with Section 1.10 of this Supplemental Indenture, including without limitation, (1) to provide for the Company’s repurchase obligations in connection with a Change of Control Repurchase Event in the event of any reclassification of the Company’s common stock, merger or consolidation, or sale, conveyance, transfer or lease of the Company’s property and assets substantially as an entity and (2) to provide for the assumption of the Company’s obligations to the Holders of the Notes in the event of a merger or consolidation, or sale, conveyance, transfer or lease of the Company’s property and assets substantially as an entity.
(b)In addition to those matters set forth in Section 9.02 of the Base Indenture, with respect to the Notes, no supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture which affects the Notes or of modifying in any manner the rights of the Holders of the Notes shall, without the consent of the Holder of each Note affected thereby:
(i)adversely affect any right of repayment at the option of the Holder of any Note pursuant to Section 1.10 of this Supplemental Indenture or impair the right to institute suit for the enforcement of any such payment on or after any applicable Repayment Date for a Change of Control Repurchase Event;
(ii)relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, New York City; and
(iii)change the Company’s obligation to repurchase any Notes upon a Change of Control Repurchase Event in a manner adverse to the Holders after the occurrence of a Change of Control Repurchase Event.
(c)The Company will notify Holders of the Notes within a reasonable time of any amendment to the Indenture or any supplemental indenture entered into that affects the interests of the Holders of the Notes. However, any failure by the Company to give such notice to all of the Holders, or any defect in the notice, will not impair or affect the validity of the modification or amendment.

Section 1.13    Ratings. The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes achieve Investment Grade ratings.
ARTICLE II
AMENDMENTS
    Section 2.01    Notice of Redemption. The Indenture is hereby amended by deleting the first sentence of Section 11.04 of the Base Indenture in its entirety and replacing it with the following:

“Notice of redemption shall be given in the manner provided in Section 1.06, not less than 10 days nor more than 60 days prior to the Redemption Date, unless a shorter period is specified by the terms of such series established pursuant to Section 3.01, to each Holder of Securities to be redeemed, but failure to give such notice in the manner herein provided to the Holder of any Security designated for redemption as a whole or in part, or any defect in the notice to any such Holder, shall not affect the validity of the proceedings for the redemption of any other such Security or portion thereof.”

ARTICLE III

OTHER INDENTURE PROVISIONS OF GENERAL APPLICATION

Section 3.01    Definitions. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article One of the Base Indenture shall be amended by adding the following defined terms to Section 1.01 of the Base Indenture in appropriate alphabetical sequence, as follows:
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any statute successor thereto.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.
“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules, regulations and interpretations promulgated thereunder, to the extent applicable, and any statute successor thereto.
ARTICLE IV
COVENANTS
Section 4.01    Company Reports. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 7.04(1) of the Base Indenture shall be amended by deleting such section in its entirety and replacing such section as follows:
“The Company will:
(1)    file with the Trustee, within 30 days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act. If, at any time, the Company is not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, the Company agrees to furnish to the Holders of Notes and the Trustee for the period of time during which the Notes are Outstanding: (i) within 90 days after the end of the each fiscal year of the Company, audited annual consolidated financial statements of the Company and (ii) within 45 days after the end of each fiscal quarter of the Company (other than the Company’s fourth fiscal quarter), unaudited interim consolidated financial statements of the Company. All such financial statements shall be prepared, in all material respects, in accordance with GAAP. All required reports, information and documents referred to in this Section 7.04(1) shall be deemed to be delivered to the Trustee at the time such reports, information and documents are publicly filed with the Commission via the Commission’s EDGAR and/or IDEA filing system (or any successor system).
Section 4.02    Compliance with Investment Company Act. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article Ten of the Base Indenture shall be amended by adding the following new Section 10.08 thereto, each as set forth below:

“Section 10.08        Section 18(a)(1)(A) of the Investment Company Act.
The Company hereby agrees that for the period of time during which Notes are Outstanding, the Company will not violate, whether or not it is subject to, Section 18(a)(1)(A) as modified by Section 61(a) of the Investment Company Act or any successor provisions thereto of the Investment Company Act.”
ARTICLE V
MISCELLANEOUS

Section 5.01    Governing Law. This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws that would cause the application of laws of another jurisdiction. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.
Section 5.02    Separability Clause. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 5.03    Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which will be an original, but such counterparts will together constitute but one and the same Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, .pdf transmission, email or other electronic means shall constitute effective execution and delivery of this Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, .pdf transmission, email or other electronic means shall be deemed to be their original signatures for all purposes.
Section 5.04    Ratification of Base Indenture. The Base Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the Notes. All provisions included in this Supplemental Indenture supersede any conflicting provisions included in the Base Indenture with respect to the Notes, unless not permitted by law. The Trustee accepts the trusts created by the Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this Supplemental Indenture.
Section 5.05    Effectiveness. The provisions of this Supplemental Indenture shall become effective as of the date hereof.

Section 5.06    Article I Terms. Notwithstanding anything else to the contrary herein, the terms and provisions of Article I of this Supplemental Indenture shall apply only to the Notes and shall not apply to any other series of Securities under the Indenture and this Supplemental Indenture shall not and does not otherwise affect, modify, alter, supplement or change the terms and provisions of any other series of Securities under the Indenture, whether now or hereafter issued and Outstanding.
Section 5.07    Recitals. The recitals contained herein and in the Notes shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture, the Notes or any Additional Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Supplemental Indenture, authenticate the Notes and any Additional Notes and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Company of the Notes or any Additional Notes or the proceeds thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
PROSPECT CAPITAL CORPORATION

By:    /s/ Kristin L. Van Dask
    Name:    Kristin L. Van Dask
    Title:    Chief Financial Officer and
        Chief Compliance Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
As Trustee

By:    /s/ Brandon Bonfig
    Name:    Brandon Bonfig
    Title:    Vice President

EXHIBIT A

[Form of Global Note]

EXHIBIT A

[FORM OF GLOBAL NOTE]

THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN THE DEPOSITORY TRUST COMPANY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND SUCH CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Prospect Capital Corporation

No.     $
    CUSIP No. 74350R AA9
    ISIN No. US74350RAA95

8.95% Notes due 2031

Prospect Capital Corporation, a corporation duly organized and existing under the laws of Maryland (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of three hundred million dollars (U.S. $300,000,000) on October 31, 2031, and to pay interest thereon from November 5, 2026 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on April 30 and October 31 in each year, commencing April 30, 2027 at the rate of 8.95% per annum, until the principal hereof is paid or made available for payment. The interest so payable,
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and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest, which shall be April 15 and October 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. This Security may be issued as part of a series.
Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the Corporate Trust Office of the Trustee in New York, New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.
Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by the undersigned officer.
PROSPECT CAPITAL CORPORATION

By:
    Name:
    Title:

Attest

By:
    Name:
    Title:

Dated:

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TRUSTEE’S CERTIFICATE OF AUTHENTICATION:
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:
    Authorized Signatory

Dated:

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Prospect Capital Corporation

8.95% Notes due 2031

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance, dated March 12, 2012 (herein called the “Base Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank Trust Company, National Association, as Trustee by succession (herein called the “Trustee”, which term includes any successor trustee under the Base Indenture), and reference is hereby made to the Base Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered, as supplemented by the Supplemental Indenture, dated as of November 5, 2026 (the “Supplemental Indenture”, together with the Base Indenture collectively referred to herein as the “Indenture”). In the event of any conflict between the Base Indenture and the Supplemental Indenture, the Supplemental Indenture shall govern and control.
This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $300,000,000. Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or an indenture supplement, the Company may from time to time, without the consent of the Holders of Securities, issue additional Securities of this series (in any such case “Additional Securities”) having the same ranking and the same interest rate, maturity and other terms as the Securities. Any Additional Securities and the existing Securities will constitute a single series under the Indenture and all references to the relevant Securities herein shall include the Additional Securities unless the context otherwise requires. The aggregate amount of outstanding Securities represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.
The Securities will be redeemable, in whole or in part, at any time, or from time to time, at the option of the Company, as provided in Section 1.06 of the Supplemental Indenture.
Holders will have the right to require the Company to repurchase their Securities upon the occurrence of a Change of Control Repurchase Event in the manner described in Section 1.07 of the Supplemental Indenture.
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The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.
The Indenture provides that the Company may not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, convey, transfer or lease its property and assets substantially as an entirety to another person, unless certain specified conditions set forth in Section 1.10 of the Supplemental Indenture are satisfied.
If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture. Section 1.11 of the Supplemental Indenture provides for the payment of additional interest upon the occurrence of certain Events of Default.
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless (i) such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, (ii) the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee, (iii) such Holder offered the Trustee indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request, (iv) the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and (v) for sixty (60) days after receipt of such notice,
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request and offer of indemnity, the Trustee shall have failed to institute any such proceeding. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.
No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.
No service charge shall be made for any such registration of transfer or exchange, but the Company or Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.
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